UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2008

First Horizon National Corporation

(Exact Name of Registrant as Specified in its Charter)

TN	001-15185	62-0803242
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

165 Madison Avenue Memphis, TN	38103
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (901) 523-4444

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

Recently, a First Horizon customer in California, Vineyard National Bancorp, publicly disclosed that it was a borrower under a secured line of credit with an outstanding balance of $53.3 million as of March 31, 2008.  First Horizon has had a long-standing relationship with the company and is the lead bank in this credit facility. The line of credit is a participated loan in which First Horizon’s current exposure is substantially less than the total outstanding balance. Generally, First Horizon does not make specific customer information public.

First Horizon routinely works with its correspondent bank customers to meet their financial obligations. The financial conditions of this and other customers are reviewed on a regular basis and the loan grades are adjusted accordingly, along with any associated reserves. The portfolio of which this loan is a part was most recently reviewed and regraded in first quarter of this year.

The Correspondent Banking division, which is part of First Horizon’s Capital Markets segment, currently has 65 different holding company relationships, representing approximately $130 million in outstanding balances and $375 million in total commitments. In that portfolio First Horizon has no current exposures in excess of $25 million inclusive of the above-mentioned borrower. In addition, the exposures are geographically diverse and the exposures in high-risk markets are limited. There are no other holding company exposures in California and only five exposures in Florida, only one of which is funded and at a minimal level.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Horizon National Corporation (Registrant)

Date: May 21, 2008	By:	/s/ D. Bryan Jordan
Executive Vice President and Chief Financial Officer